                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                   -----------

                         RIO VISTA ENERGY PARTNERS L.P.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                              20-0153267
      (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

             820 GESSNER ROAD, SUITE 1285, HOUSTON, TEXAS 77024
                  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (713) 467-8235

              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                   -----------

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: None.

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                                    Name of each exchange on which
Title of class to be so registered                  class is to be registered
----------------------------------                  -------------------------
Common Units Representing Limited                   The Nasdaq National Market
Partner Interests

                                    --------

                         RIO VISTA ENERGY PARTNERS L.P.

I. INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10 BY REFERENCE

    CROSS REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

         Our information statement may be found as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the information statement.

Item No.            Caption                                      Location in Information Statement
--------            -------                                      ---------------------------------

1.                  Business                                     "Business;" "Unaudited Pro Forma Condensed
                                                                 Consolidated Financial Information;" "Risk Factors"

2.                  Financial Information                        "Unaudited Pro Forma Condensed Consolidated
                                                                 Financial Information;" "Management's Discussion and
                                                                 Analysis of Financial Condition and Results of
                                                                 Operation;" "Business-Quantitative and Qualitative
                                                                 Disclosure about Market Risk"

3.                  Properties                                   "Business- Properties"

4.                  Security Ownership of Certain Beneficial     "Security Ownership of Certain Beneficial Owners and
                    Owners and Management                        Management"

5.                  Managers and Executive Officers              "Management"

6.                  Executive Compensation                       "Management- Executive Compensation"; "Management-
                                                                 Compensation of Managers"

7.                  Certain Relationships and Related            "Certain Relationships and Related Transactions" and
                    Transactions                                 "Arrangements between Rio Vista and Penn Octane
                                                                 Relating to the Distribution."

8.                  Legal Proceedings                            "Business- Legal Proceedings"

9.                  Market Price of and Distributions on the     "The Distribution- Approval and Trading of Common
                    Registrant's Common Units and Related        Units;" "The Distribution-Treatment of Warrants;"
                    Unitholder Matters                           "Risk Factors;" "Cash Distribution Policy;"
                                                                 "Security Ownership of Certain Beneficial Owners and
                                                                 Management-Securities Authorized for Issuance under
                                                                 Equity Compensation Plans;" "The Partnership
                                                                 Agreement-Registration Rights"

10.                 Recent Sales of Unregistered Securities      Not included. (See Part II Item 10)

11.                 Description of Registrant's Securities to    "Description of Common Units of Rio Vista;" "The
                    be Registered                                Partnership Agreement;" "Cash Distribution Policy;"
                                                                 "Resale of Common Units Received in the Distribution"

12.                 Indemnification of Managers and Officers     "Liability and Indemnification of Officers and
                                                                 Managers"

13.                 Financial Statements and Supplementary Data  "Unaudited Pro Forma Condensed Consolidated
                                                                 Financial Information"

14.                 Changes in and Disagreements with            None.
                    Accountants and Accounting and Financial
                    Disclosure

15.                 Financial Statements and Exhibits            "Index to Consolidated Financial Statements"

II.      INFORMATION NOT INCLUDED IN INFORMATION STATEMENT.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

         We were formed as a limited partnership in Delaware on July 10, 2003 under the name "Rio Vista Energy Partners L.P." We issued all of our common units to Penn Octane Corporation, a Delaware corporation, representing a 98% limited partner interest in us for $980.00, and a 2% general partner interest to Rio Vista GP LLC, a Delaware limited liability company and our sole general partner, for $20.00. These issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because they did not involve any public offering of securities.

         We granted Shore Capital LLC the option, exercisable after the date of the distribution, to purchase 97,415 of our common units at a per unit exercise price of $8.47, and Penn Octane granted Shore Capital LLC the option, exercisable after the date of the distribution, to purchase 25% of the limited liability company interests of our general partner from Penn Octane Corporation at an exercise price equal to the pro rata portion of the tax basis capital of Rio Vista immediately after the distribution, which we estimate to be approximately $100,000 (prior to any investment in the general partner by a third party). The option is exercisable for a period of three years from the grant date. Pursuant to an option agreement dated July 10, 2003, Jerome B. Richter has the option, exercisable after the date of the distribution, to purchase 25% of the limited liability company interests of our general partner from Penn Octane Corporation at an exercise price equal to the pro rata portion of the tax basis capital of Rio Vista immediately after the distribution, which we estimate to be approximately $100,000. These issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because they will not involve any public offering of securities.

ITEM 15. FINANCIAL STATEMENT AND EXHIBITS.

         (a) Financial Statement filed as part of this registration statement:

                  Report of Independent Certified Public Accountants

                  Audited Consolidated Balance sheet as of August 15, 2003

                  Notes to Audited Consolidated Financial Statement

         (b)      Unaudited Pro Forma Condensed Consolidated Financial
                  Information

         (c)      Exhibits:

         Exhibit No.   Description
         -----------   -----------
         2.1           Form of Distribution Agreement by and between Rio Vista Energy Partners
                       L.P. and Penn Octane Corporation.
         3.1           Certificate of Limited Partnership of Rio Vista Energy Partners L.P.
         3.2           Form of First Amended and Restated Agreement of Limited Partnership of
                       Rio Vista Energy Partners L.P.
         3.3           Certificate of Limited Partnership of Rio Vista Operating Partnership
                       L.P.
         3.4           Form of First Amended and Restated Agreement of Limited Partnership of
                       Rio Vista Operating Partnership L.P.
         3.5           Certificate of Formation of Rio Vista GP LLC
         3.6           Form of Amended and Restated Limited Liability Company Agreement of Rio
                       Vista GP LLC
         3.7           Certificate of Formation of Rio Vista Operating GP LLC
         3.8           Limited Liability Company Agreement of Rio Vista Operating GP LLC
         4.1           Specimen Unit Certificate for Common Units (contained in Exhibit 3.2)
         10.1          Form of Contribution, Conveyance and Assumption Agreement
         10.2          Form of Omnibus Agreement
         10.3          Form of Purchase Contract for sale of LPG by Penn Octane Corporation to Rio
                       Vista Operating Partnership L.P.
         10.4          Form of Unit Purchase Option between Penn Octane Corporation and Shore
                       Capital LLC
         10.5          Form of Unit Purchase Option between Penn Octane Corporation and Jerome
                       B. Richter

         10.6          Form of Unit Option Agreement between Penn Octane Corporation and Shore
                       Capital LLC
         10.7          Forms of Warrants to Purchase Common Units to be issued to Penn Octane warrantholders
         10.8          Form of Voting Agreement among Penn Octane Corporation, Jerome B.
                       Richter and Shore Capital LLC
         21            List of Subsidiaries of Rio Vista Energy Partners L.P.
         99.1          Rio Vista Energy Partners L.P. Information Statement dated September
                       18, 2003
         99.2          Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors,
                       Inc.

                                   SIGNATURES


         PURSUANT TO THE REQUIREMENTS OF SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                       RIO VISTA ENERGY PARTNERS L.P.

                                       By:   Rio Vista GP LLC, its
                                             General Partner


                                             By: /s/ Richard Shore, Jr.
                                                 -------------------------------
                                                 Richard Shore, Jr., President


Dated:  September 18, 2003

                                INDEX TO EXHIBITS

Exhibit No. Description
----------- -----------
2.1         Form of Distribution Agreement by and between Rio Vista Energy Partners
            L.P. and Penn Octane Corporation.
3.1         Certificate of Limited Partnership of Rio Vista Energy Partners L.P.
3.2         Form of First Amended and Restated Agreement of Limited Partnership of
            Rio Vista Energy Partners L.P.
3.3         Certificate of Limited Partnership of Rio Vista Operating Partnership
            L.P.
3.4         Form of First Amended and Restated Agreement of Limited Partnership of
            Rio Vista Operating Partnership L.P.
3.5         Certificate of Formation of Rio Vista GP LLC
3.6         Form of Amended and Restated Limited Liability Company Agreement of Rio
            Vista GP LLC
3.7         Certificate of Formation of Rio Vista Operating GP LLC
3.8         Limited Liability Company Agreement of Rio Vista Operating GP LLC
4.1         Specimen Unit Certificate for Common Units (contained in Exhibit 3.2)
10.1        Form of Contribution, Conveyance and Assumption Agreement
10.2        Form of Omnibus Agreement
10.3        Form of Purchase Contract for sale of LPG by Penn Octane Corporation to
            Rio Vista Operating Partnership L.P.
10.4        Form of Unit Purchase Option between Penn Octane Corporation and Shore
            Capital LLC
10.5        Form of Unit Purchase Option between Penn Octane Corporation and Jerome
            B. Richter
10.6        Form of Unit Option Agreement between Penn Octane Corporation and Shore
            Capital LLC
10.7        Forms of Warrants to Purchase Common Units to be issued to Penn Octane warrantholders
10.8        Form of Voting Agreement among Penn Octane Corporation, Jerome B.
            Richter and Shore Capital LLC
21          List of Subsidiaries of Rio Vista Energy Partners L.P.
99.1        Rio Vista Energy Partners L.P. Information Statement dated September
            18, 2003
99.2        Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors,
            Inc.